Exhibit 10(mm)

Richard J. Landy

Employment Arrangement

On January 4, 2010, Richard J. Landy was hired as the new Executive Vice President for Human Resources of Energy Future Holdings Corp. (the “Company”). In connection with his employment, the Company entered into an employment arrangement with Mr. Landy. As compensation for his services, Mr. Landy will be paid an annual base salary equal to $450,000 with the ability to earn an annual cash bonus equal to 65% of his base salary if he achieves certain annual performance targets established by the Board of Directors of the Company (the “Board”). Such annual cash bonus may be increased to an amount equal to 200% of his base salary based on achievement of certain superior annual performance targets established by the Board. The Company will also pay Mr. Landy a signing bonus of $100,000; provided that Mr. Landy must repay this amount in full to the Company in the event that Mr. Landy is terminated or resigns prior to the first anniversary of the effective date of his new employment agreement. The employment arrangement also entitles Mr. Landy to receive other forms of customary compensation such as certain relocation expenses, health and welfare benefits, certain perquisites and reimbursement of certain business expenses.

In addition, Mr. Landy received a grant of 400,000 time-vesting stock options under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and Affiliates (Stock Option Plan) at a strike price of $3.50 per share, half of which will vest on July 4, 2011 and the other half of which will vest on January 4, 2013.

Mr. Landy’s employment arrangement includes customary non-compete and non-solicitation provisions that generally restrict Mr. Landy’s ability to compete with the Company or solicit its customers or employees for his own personal benefit during the term of the employment agreement and 18 months after the employment arrangement expires or is terminated.